Exhibit 10.2

EXECUTION FORM

AMENDMENT NO. 1 TO SEPARATION AGREEMENT

This Amendment No. 1 to Separation Agreement (this “Amendment”) is entered into as of October 9, 2012, by and between Wolverine World Wide, Inc., a Delaware corporation (“Buyer”), and WBG-PSS Holdings, LLC, a Delaware limited liability company (“Parent”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Separation Agreement entered into by Buyer and Parent as of May 1, 2012 (the “Agreement”).

WHEREAS, the Parties entered into the Agreement to provide for certain agreements relating to the transactions contemplated by that certain Purchase Agreement, dated as of May 1, 2012, by and among, Buyer, a wholly-owned subsidiary of Buyer and Parent and to provide for the orderly separation of the PLG Business and the Payless Business;

WHEREAS, the Parties desire to amend and supplement the Agreement in certain respects.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Restructuring Transactions. Exhibit A attached to the Agreement is hereby deleted and replaced with the attached Exhibit A.

2. Tax Sharing Agreement. Exhibit B attached to the Agreement is hereby deleted and replaced with the attached Exhibit B.

3. Financial Statement Cost Allocation. The Parties agree that (a) Parent’s request for the Agreed Financial Statements (as defined in that certain Eighth Waiver and Consent Letter, dated as of August 28, 2012, by and between Parent and Colt) constituted a request for the Required Financial Information with respect to the PSS Business (as defined in the Merger Agreement) for purposes of §1(k) of the Agreement and accordingly, the costs, fees and expenses incurred by Colt and its Subsidiaries in connection with the preparation thereof shall be borne in accordance with the Parties’ respective Pro Rata Shares in the same manner as the Parties shall bear the costs, fees and expenses incurred by Colt and its Subsidiaries in connection with the preparation of the Required Financial Information for the PLG Business (as defined in the Merger Agreement) and (b) Buyer shall reimburse Parent and/or the Retained Companies, as applicable, for Buyer’s Pro Rata Portion of the costs, fees and expenses incurred by Parent and the Retained Companies in connection with a post-Closing audit of the Discontinued Operations Financial Statements included in the Agreed Financial Statements.

4. Exchange Agent. Each of Buyer and Parent shall bear its respective Pro Rata Share of any indemnification obligations to Wells Fargo Bank, National Association (“Wells Fargo”) in its capacity as Exchange Agent.

5. Consent Matters. The Parties agree that the consent fees paid or payable by Colt and its Subsidiaries pursuant to each of (a) that certain letter agreement, dated as of September 27, 2012, between Disney Consumer Products, Inc. and Payless ShoeSource Worldwide, Inc.

(the “Disney Consent”) and (b) that certain Ordering Document, dated as of September 2012, by and between Oracle America, Inc. and Payless ShoeSource Worldwide, Inc. (the “Oracle Consent”) shall be considered Separation Costs and shall be borne in accordance with the Parties’ respective Pro Rata Shares (it being understood that to the extent such amounts serve (or have served) to reduce Freely Available Cash, no further adjustment or allocation shall be required).

6. Dark Rent. The Parties have agreed that the Retained Companies’ “dark rent” expense with respect to underutilized leased properties shall not be reimbursable as a Separation Cost or a PLG Liability or under the Transition Services Agreement.

7. Closing Purchase Price. The Purchase Price paid at Closing shall be calculated in accordance with Exhibit C attached hereto, which reflects, inter alia:

(a)	an increase of $2,140,108.40 representing an estimate of the Retained Companies’ payroll and tax obligation for United States employees of the PLG Business for the period ending on October 6, 2012, which amount is a PLG Liability and shall be paid by the Retained Companies on October 12, 2012 (it being agreed that if and to the extent the actual payroll and tax obligation is greater than or less than $2,140,108.40, Buyer shall pay to the Retained Companies, or Parent shall cause the Retained Companies to return to Buyer, as applicable, the amount of such difference, in either case within 30 days following the Closing Date); and

(b)	the agreement of the Parties that, notwithstanding anything in the Agreement or any other agreement to the contrary:

(i)	“Freely Available Cash” shall be determined based on cash in bank accounts of Colt and its Subsidiaries as of the close of business on Friday, October 5, 2012 as detailed in backup provided by Colt and set forth on Exhibit D attached hereto (the “Cash Schedule”), and any cash generated by the PLG Business or the PSS Business after such date shall be: (A) for the benefit of the PLG Subsidiaries and the Retained Companies, respectively, and (B) deemed received after the Effective Time (as defined below) for purposes of the first sentence of Section 12 of this Amendment;

(ii)	the amount of cash to be maintained by the Retained Subsidiaries and by the PLG Subsidiaries is set forth in the rows labeled “PSS Operating Cash” and “PLG Operating Cash”, respectively, on the Cash Schedule. At least $15,780,000, plus any cash generated by the PLG Business after the close of business on Friday, October 5, 2012, shall be deposited in bank accounts of the PLG Business at Closing. To the knowledge of each Party, the amounts designated as PSS Operating Cash and PLG Operating Cash were determined in a manner consistent with the forecast of operating cash levels for the Retained Subsidiaries and PLG Subsidiaries dated September 11, 2012, as delivered by Colt, subject only to mutually agreed adjustments based on subsequent reviews of the same among Parent, Buyer and Colt’s management team;

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(iii)	Buyer shall be entitled to its Pro Rata Portion of the amount reflected in the row labeled “Trapped Mainland China Cash” on the Cash Schedule only upon (A) the actual repatriation of such amount to a Retained Company domiciled in the United States (which Parent shall use commercially reasonable efforts to affect as soon as reasonably practicable) or (B) Buyer’s election to receive its Pro Rata Portion of such amount by transfer to an entity domiciled in the People’s Republic of China, in the case of clause (A) less Taxes in the nature of cross border withholding taxes that arise from or relate to such transfer and in each case less any other out-of-pocket costs incurred in connection with such transfer;

(iv)	the amount reflected in the row labeled “Canada Cash Held for Transaction Tax Payments” on the Cash Schedule shall be retained by the applicable Canadian Retained Company and applied to the Canadian Tax Amount (as defined in the Tax Sharing Agreement);

(v)	the amount reflected in the row labeled “Excess Cash in Foreign Jurisdictions” on the Cash Schedule shall be subject to the provisions of §1(c) of the Agreement applicable to Freely Available Cash held outside of the United States;

(vi)	the amount reflected in the row labeled “Excess Cash in United States” on the Cash Schedule shall be deposited in the Exchange Fund or used to repay indebtedness of Colt and its Subsidiaries or to pay fees and expenses of Colt and its Subsidiaries incurred in connection with the Merger (in any such case resulting in each of the Parties benefiting in accordance with its respective Pro Rata Portion).

8.	Working Capital Adjustment.

(a)	The Parties agree to permanently waive any adjustment to the Purchase Price under the provisions of Section 1(d) and Section 2 of the Agreement.

(b)

The agreement of the Parties reflected in subsection (a) above was reached on the mutual understanding and intent that, except as otherwise provided in the Merger Agreement (including actions taken with the written consent of Parent), Colt and its Subsidiaries have operated and will operate in the ordinary course of business consistent with past practices from September 1, 2012 through the Closing Date (the “Stub Period”) with respect to collection of receivables, Cash expenditures and the payment of liabilities affecting Net Working Capital. If Colt and its Subsidiaries failed to operate in the ordinary course consistent with past practice during the Stub Period, the Parties agree that an equitable adjustment will be made between the Parties to reflect the results of normal course operations; provided that no adjustment in favor of a Party will be made if the impact on Net Working Capital of such Party, net of the impact to the other Party, is less than $750,000 in the aggregate, and only impacts on Net Working Capital in excess of

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$750,000 in the aggregate will be subject to equitable adjustment hereunder. A claim by either Party that Colt and its Subsidiaries failed to operate in the ordinary course of business consistent with past practices must be made in writing by December 15, 2012, and the Party asserting such claim bears the burden of proof.

(c)	To the knowledge of each Party, Colt and its Subsidiaries have operated only in the ordinary course of business consistent with past practice (except as otherwise provided in the Merger Agreement and the Agreement, including actions taken with the written consent of Parent) with respect to collection of receivables, Cash expenditures and the payment of liabilities affecting Net Working Capital during the Stub Period. Both Parties hereby affirm that they are unaware of any failure by Colt or its Subsidiaries to operate in the ordinary course consistent with past practice during the Stub Period.

9.	Accrued Incentive Compensation. The obligation of Buyer or a PLG Subsidiary to reimburse Parent or the Retained Companies for 2012 accrued incentive compensation accrued through the Closing Date with respect to (a) shared employees in Asia or (b) 100% PLG Business employees at the EDC is waived.

10.	Canadian Finance Structure. Appendix 1 of the restructuring steps plan attached hereto as Exhibit A reflects a series of steps that will be taken in conjunction with the Carveout Transaction, and the final page of such Appendix 1 reflects the relationship that will exist among certain entities following the completion of the steps described therein (the “Penultimate Relationship”). Any Tax or other Adverse Consequences resulting from the maintenance, after the Closing Date, of the Penultimate Relationship shall be deemed a PSS Liability for purposes of this Agreement. Any Tax or other Adverse Consequences resulting from an alteration of the Penultimate Relationship (other than any such alteration contemplated by Exhibit A or any Appendix thereto in order to effect the Restructuring Transactions or the Carveout Transaction), on or after the Closing Date, shall be deemed a PSS Liability for purposes of this Agreement.

11.	PLG or Payless Assets. Following the Closing, to the extent that either Party identifies any asset that constitutes an Other PLG Asset held a Retained Company or a Payless Asset held by a PLG Subsidiary, then the Parties shall provide for the conveyance of such asset to a Retained Company, if a Payless Asset, or a PLG Subsidiary, if an Other PLG Asset, and each Party shall execute and deliver the necessary instruments to effect such conveyance.

12.	Effective Time. For financial statement purposes, the Closing shall be deemed to occur at 12:01 a.m. on the Closing Date (the “Effective Time”). To the extent permitted by applicable law, for income Tax purposes, any operating activities of the PLG Subsidiaries or the Retained Companies occurring in the ordinary course of business after the Effective Time on the Closing Date (but, for the avoidance of doubt, excluding the Merger, the Restructuring Transactions and the Carveout Transaction) shall be deemed to occur on the day following the Closing Date pursuant to Treas. Reg. Section 1.1502-76(b)(1)(ii)(B) and comparable provisions of applicable foreign, state and local income Tax laws.

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13.	Miscellaneous.

(a)	Except as set forth herein, the terms and provisions of the Agreement shall remain in full force and effect. Any reference to the Agreement contained in any notice, request, certificate, or other document executed concurrently with or after the execution and delivery of this Amendment shall be deemed to include this Amendment unless the context shall otherwise require. Reference in any of this Amendment or the Agreement shall be a reference to the Agreement as amended hereby.

(b)	This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. Delivery of the executed counterpart of this Amendment by telecopy or electronic mail shall be as effective as delivery of a manually executed counterpart to this Amendment.

(c)	This Amendment shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

WOLVERINE WORLD WIDE, INC.

By:	/s/ Donald T. Grimes
Name: Donald T. Grimes
Title: Senior Vice President, Chief Financial Officer and Treasurer

WBG—PSS HOLDINGS LLC

By:	/s/ David Chung
Name: David Chung
Title: Vice President

{Amendment No. 1 to Separation Agreement}

S-1

Exhibit A

[Updated Step Plan]

Exhibit B

EXECUTION

TAX SHARING AGREEMENT

This Tax Sharing Agreement (the “Agreement”) is entered into as of October 9, 2012, by and among COLLECTIVE BRANDS, INC., a Delaware corporation (“Colt”), THE STRIDE RITE CORPORATION, a Massachusetts corporation (“Stride Rite”), and WOLVERINE WORLD WIDE, INC., a Delaware corporation (“Buyer”, and collectively with Colt and Stride Rite, the “Parties”).

RECITALS

WHEREAS, as of the date hereof, Colt is the common parent corporation of an affiliated group of domestic corporations within the meaning of Section 1504(a) of the Code (the “Colt Federal Group”), and the members of the Colt Federal Group have heretofore joined in filing consolidated United States federal income Tax Returns;

WHEREAS, on the Closing Date, pursuant to the Merger Agreement, dated May 1, 2012 (the “Merger Agreement”), by and among WBG-PSS Holdings LLC, a Delaware limited liability company (“Parent”), WBG-PSS Merger Sub Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), Colt, and Buyer, Merger Sub will merge with and into Colt with Colt surviving the merger (the “Merger”), and, in the Merger, except as otherwise provided in the Merger Agreement, each share of the outstanding stock of Colt will be converted into the right to receive $21.75 in cash;

WHEREAS, pursuant to the Purchase Agreement dated May 1, 2012 (as amended or otherwise modified from time to time, the “Purchase Agreement”) and the Separation Agreement dated May 1, 2012 (as amended or otherwise modified from time to time, the “Separation Agreement”, and together with the Purchase Agreement, the “Carveout Transaction Agreement”), by and among Buyer and Parent, on or prior to the Closing Date, the Restructuring Transactions will occur in order to separate the PLG Business from the Payless Business and to provide to Colt a portion of the funds required for the Merger;

WHEREAS, pursuant to the Carveout Transaction Agreement, at the Effective Time, Colt and its Subsidiaries will sell to Buyer for cash (i) all of the stock of Stride Rite, (ii) all of the assets of Stride Rite Canada (as defined below), and (iii) such other assets as are more particularly described in the Carveout Transaction Agreement (the “Carveout Transaction”); and

WHEREAS, in connection with the Merger, the Restructuring Transactions and the Carveout Transaction (collectively, the “Transactions”), the Parties desire to enter into this Agreement to provide for certain Tax matters, including the assignment of responsibility for the preparation and filing of Tax Returns, the payment of and indemnification for Taxes, entitlement to refunds of Taxes and the prosecution and defense of any Tax Contest;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 General. Capitalized terms used in this Agreement and not defined herein shall have the respective meanings that such terms have in the Carveout Transaction Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Action” means any demand, action, claim, suit, countersuit, litigation, arbitration, prosecution, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Agreement” shall have the meaning specified in the Preamble.

“Buyer” shall have the meaning specified in the Recitals.

“Canadian Tax Amount” means the amount of Taxes (including withholding Taxes) payable to Canada (or any political subdivision or Taxing authority thereof or therein) as a result of the sale of the assets of Stride Rite Canada in the Carveout Transaction and the actual or deemed direct or indirect distribution of the proceeds of such sale to Colt.

“Carveout Transaction” has the meaning specified in the Recitals.

“Carveout Transaction Agreement” has the meaning specified in the Recitals.

“Closing-of-the-Books Method” shall mean the apportionment of items between portions of a Straddle Period based on a closing of the books as of the end of the Closing Date, provided that any items not susceptible to such apportionment shall be apportioned ratably on the basis of elapsed days during the relevant portion of the Straddle Period ending on and including the Closing Date.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Colt” has the meaning specified in the Recitals.

“Colt Consolidated Group” shall mean the Colt Federal Group and any other consolidated, combined or unitary group of which Colt or any of its Subsidiaries is a member.

“Colt Entity” shall mean Colt and each of its Subsidiaries, other than a PLG Entity. For all purposes of this Agreement, Stride Rite Canada shall be treated as a PLG Entity for any Pre-Closing Period and as a Colt Entity for any Post-Closing Period.

“Colt Pre-Closing Taxes” shall mean (i) the Parent’s Pro Rata Portion of any Shared Taxes and (ii) any Tax of a Colt Entity for a Pre-Closing Period that is not a Shared Tax (a “Colt Separate Entity Tax”).

“Current Taxable Year” means, as to Colt or any of its Subsidiaries (or, as applicable, as to any Colt Consolidated Group) and as to any Tax, the Taxable year in which the Transactions occur. If the Current Taxable Year is a Straddle Period, then the Current Taxable Year shall refer to the portion of the Straddle Period that is a Pre-Closing Period.

“Dispute” shall have the meaning specified in Section 2.10.

“Dispute Date” shall have the meaning specified in Section 2.10.

“Exchange Taxes” means, as to Colt or any of its Subsidiaries:

(i) any Colt Separate Entity Tax that arises as a direct result of the Merger, the Restructuring Transactions or the Carveout Transaction;

(ii) any PLG Separate Entity Tax that arises as a direct result of the Merger, the Restructuring Transactions or the Carveout Transaction;

(iii) without duplication, any Non-Income Tax (other than a Transfer Tax) that arises as a result of the Merger, the Restructuring Transactions or the Carveout Transaction; and

(iv) without duplication, the Canadian Tax Amount.

“Excluded Expenses” shall mean the Expenses payable by Parent or for which Wolverine is not responsible under Section 3(g) of the Separation Agreement or pursuant to Section 1.6.1 of the Interim Agreement, dated as of May 1, 2012, by and among Buyer, Golden Gate Capital Opportunities Fund, L.P. and Blum Strategic Partners IV, L.P.

“Final Determination” shall mean a determination within the meaning of Section 1313 of the Code or any similar provision of state, local or foreign Tax law.

“Income Tax” shall mean a Tax that is based on or measured by net income.

“IRS” shall mean the United States Internal Revenue Service.

“Non-Income Tax” shall mean a Tax other than an Income Tax.

“Party” shall have the meaning specified in the Preamble.

“PLG Entity” shall mean Stride Rite and each other PLG Subsidiary; provided that for all purposes of this Agreement, Stride Rite Canada shall be treated as a PLG Entity for any Pre-Closing Period and as a Colt Entity for any Post-Clsoing Period. For purposes of this Agreement, except as the context may otherwise require, each of the Stride Rite LLCs shall be treated as a PLG Entity, and Taxes relating to the assets or operations of a Stride Rite LLC shall be deemed to relate to the Stride Rite LLC rather than to its owner.

“PLG Pre-Closing Taxes” shall mean (i) the Buyer’s Pro Rata Portion of any Shared Taxes and (ii) any other Tax of a PLG Entity for a Pre-Closing Period that is not a Shared Tax (a “PLG Separate Entity Tax”).

“Post-Closing Period” shall mean any Taxable year or other Taxable period beginning after the Closing Date and, in the case of any Straddle Period, that part of the Taxable year or other Taxable period that begins at the beginning of the day after the Closing Date, or, as the context may require, all such periods collectively.

“Pre-Closing Period” shall mean any Taxable year or other Taxable period that ends on or before the Closing Date and, in the case of any Straddle Period, that part of the Taxable year or other Taxable period through the end of the Closing Date, or, as the context may require, all such periods collectively.

“Separate Company Return” shall mean a Tax Return that is filed by an entity on a separate-return basis, excluding, for the avoidance of doubt, any Tax Return that is filed on behalf of a Colt Consolidated Group, and excluding any other Tax Return that otherwise includes both a Colt Entity, on the one hand, and a PLG Entity, on the other hand (including, for the avoidance of doubt, any Tax Return for Stride Rite Canada for a Straddle Period including the Closing Date).

“Shared Entity” shall mean the entities listed on Schedule 1 hereto, each of which is a corporation or other entity that, for a Pre-Closing Period, is engaged both in the Payless Business and in the PLG Business. A Shared Entity shall not be treated as a Colt Entity or as a PLG Entity for such Pre-Closing Period.

“Shared Group” shall mean any Colt Consolidated Group that, for the applicable Taxable period, (i) includes any Shared Entity or (ii) includes both a Colt Entity and a PLG Entity.

“Shared Taxes” shall mean, without duplication, (i) Taxes of the Colt Federal Group for the Pre-Closing Period; (ii) Taxes of any other Shared Group for the Pre-Closing Period; (iii) any other Taxes for the Pre-Closing Period of (a) any Colt Entity for which any PLG Entity has joint and several liability or (b) any PLG Entity for which any Colt Entity has joint and several liability; (iv) Taxes of any Shared Entity; and (v) Exchange Taxes; provided that in calculating the amount of any Shared Tax for the Current Taxable Year, the Excluded Expenses shall not be taken into account as an item of loss or deduction; and provided further, however, that the Taxes of Stride Rite Canada shall be deemed not to constitute Shared Taxes except to the extent such Taxes constitute Exchange Taxes.

“Straddle Period” shall mean any Taxable period commencing on or prior to, and ending after, the Closing Date.

“Stride Rite” has the meaning specified in the Recitals.

“Stride Rite Canada” shall mean Stride Rite Canada Limited, a Canadian corporation.

“Stride Rite LLC” shall mean each of Stride Rite Children’s Group, LLC, a Massachusetts limited liability company, Keds, LLC, a Massachusetts limited liability company, Sperry Topsider, LLC, a Massachusetts limited liability company, and Tommy Hilfiger Footwear, LLC, a Massachusetts limited liability company.

“Tax” (and, with correlative meaning, “Taxable”) shall mean (i) any and all United States federal, state, local and foreign taxes, including income, alternative or add-on minimum, gross receipts, profits, lease, service, service use, wage, employment, workers compensation, business occupation, environmental, estimated, excise, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, social security, unemployment, disability, ad valorem, capital stock, paid in capital, recording, registration, property, real property gains, value added, business license, custom duties and other taxes, escheat liability, charges, fees, levies, imposts, duties or assessments of any kind whatsoever, imposed or required to be withheld by any Taxing Authority, including any interest, additions to Tax or penalties applicable or related thereto, (ii) any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or similar provision of state or local law), and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Benefit” shall mean the amount by which the Tax liability (after giving effect to any alternative minimum or similar Tax) of an entity to the appropriate Taxing Authority is reduced (including by deduction, entitlement to refund, credit, or otherwise, whether available in the current taxable year, as an adjustment to taxable income in any other taxable year or as a carryforward or carryback, as applicable), and in the case of a consolidated federal income Tax Return or combined, unitary or other similar state, local or other income Tax Return, the amount by which the Tax liability of the affiliated group (within the meaning of Section 1504(a) of the Code) or other relevant group of entities to the appropriate government or jurisdiction is reduced (including by deduction, entitlement to refund, credit or otherwise, whether available in the current taxable year, as an adjustment to taxable income in any other taxable year or as a carryforward or carryback, as applicable); provided, however, that where a Party has other losses, deductions, credits or similar items available to it, deductions, credits or items for which the other Party would be entitled to a payment under this Agreement or a reduction in indemnity payments or other offset under the Carveout Transaction Agreement shall be treated as the last items utilized to produce a Tax Benefit. A Tax Benefit shall be deemed to have been realized at the time any refund of Taxes is received or applied against other Taxes due, or at the time of filing a Tax Return (including any Tax Return relating to estimated Taxes) on which a loss, deduction or credit is applied in reduction of Taxes which would otherwise be payable.

“Tax Contest” shall have the meaning specified in Section 5.1.

“Tax Return” shall mean any return, report, declaration, claim for refund, or information return or statement regarding to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxing Authority” shall mean any Governmental Authority responsible for the administration or enforcement of any law, statute or regulation of or pertaining to Taxes.

“Transfer Taxes” shall mean all sales, use, privilege, transfer, documentary, stamp, recording and similar Taxes and fees (including any penalties, interest or additions thereto) imposed upon any Party in connection with the Merger, the Restructuring Transactions or the Carveout Transaction.

“Transition Services Agreement” shall mean that certain Transition Services Agreement, dated as of the date hereof, by and among Colt and Buyer.

Section 1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The word “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, such Agreement. Unless the context otherwise requires, the words “hereof”, “hereby”, and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

ARTICLE II

TAX RETURNS AND TAX PAYMENTS

Section 2.1 Obligations to File Tax Returns.

(a) Except as provided herein, Colt shall prepare and file or shall cause to be prepared and filed (i) all Income Tax Returns of any Colt Consolidated Group, and any other Tax Return that includes (A) a Shared Entity or (B) both a Colt Entity, on the one hand, and a PLG Entity, on the other hand, and (ii) any Separate Company Return of a Colt Entity or a Shared Entity. Colt shall bear the Parent’s Pro Rata Portion, and Buyer shall bear the Buyer’s Pro Rata Portion, of the fees and expenses of Colt incurred in connection with the preparation and filing of any Tax Return described in clause (i) of the previous sentence and any Separate Company Return of a Shared Entity. Buyer, on behalf of itself and each PLG Entity, hereby irrevocably authorizes and designates Colt as its agent, coordinator and administrator for the purpose of taking any and all actions necessary or incidental to the filing of any such Tax Return and for the purpose of making payments to, or collecting refunds from, any Taxing Authority in respect of any such Tax Return. Stride Rite shall cooperate with Colt to provide Colt with the information related to the PLG Entities that is necessary to prepare such Tax Returns within a reasonable period prior to the due date for such Tax Returns, but in any event at least 120 days prior to such due date. In the case of any such Tax Return that relates to Income Taxes that are Shared Taxes, no later than sixty (60) Business Days prior to the date on which any such Tax

Return is required to be filed (taking into account any valid extensions), Colt shall submit or cause to be submitted to Buyer a draft of such Tax Return for review by Buyer. Colt shall make or cause to be made any and all changes to such Tax Returns reasonably requested by Buyer, to the extent that such changes do not increase the amount of Tax for which Colt is responsible hereunder, and shall consider, in good faith, other changes reasonably requested by Buyer; provided, however, that Buyer must submit to Colt its proposed changes to such Tax Return in writing within thirty (30) Business Days of receiving such Tax Return. Except as otherwise provided herein, Colt shall have the exclusive right to file, prosecute, compromise or settle any claim for refund for Taxes in respect of a Tax Return for which Colt bears responsibility under this Section 2.1(a) and to determine whether any refunds of such Taxes to which any Colt Consolidated Group or any Colt Entity or Shared Entity may be entitled shall be received by way of refund or credit against the Tax liability of the Colt Consolidated Group or such Colt Entity or Shared Entity.

(b) Except as provided herein, Buyer, at its own expense, shall prepare and file, or shall cause to be prepared and filed, all (i) Separate Company Returns of any PLG Entity for any Taxable period that ends on or before the Closing Date or for any Straddle Period and (ii) all Tax Returns that include any PLG Entity, or that otherwise relate to the PLG Business, for any Taxable period that begins after the Closing Date. Except as otherwise provided herein, Buyer shall have the exclusive right to file, prosecute, compromise or settle any claim for refund for Taxes in respect of a Tax Return for which Buyer bears responsibility under this Section 2.1(b) and to determine whether any refunds of such Taxes shall be received by way of refund or credit against such Tax liability.

(c) To the extent permitted by law or administrative practice in any jurisdiction in which Tax Returns of Colt or any of its Subsidiaries are filed (including, for the avoidance of doubt, any PLG Entity), the Parties shall cause the current Taxable period of each such entity to end at the end of the Closing Date.

(d) Except as provided herein, Colt shall have the sole and exclusive responsibility for the preparation and filing of all Tax Returns of Colt and any of its Subsidiaries (including any such Tax Return that includes any PLG Entity or that otherwise relates to the PLG Business) for any Straddle Period not required to be prepared and filed by Buyer pursuant to Section 2.1(b). No later than sixty (60) Business Days prior to the date on which any such Straddle Period Tax Return is required to be filed (taking into account any valid extensions), Colt shall submit or cause to be submitted to Buyer a draft of such Straddle Period Tax Return for review by Buyer. Colt shall make or cause to be made any and all changes to such Tax Return reasonably requested by Buyer, to the extent that such changes do not increase the amount of Tax for which Colt is responsible hereunder, and shall consider, in good faith, other changes reasonably requested by Buyer; provided, however, that Buyer must submit to Colt its proposed changes to such Tax Return in writing within thirty (30) Business Days of receiving such Tax Return. Colt shall bear the Parent’s Pro Rata Portion and Buyer shall bear the Buyer’s Pro Rata Portion of the fees and expenses of Colt incurred in connection with the preparation and filing of such Tax Returns.

(e) After the Closing Date, Colt shall use its commercially reasonable efforts to prepare and to deliver to Buyer on or prior to December 31, 2012 an estimated computation of the PLG Pre-Closing Taxes to be reflected on Tax Returns required to be prepared by Colt pursuant to Section 2.1(a) or Section 2.1(d), in each case based on the information reasonably available to it at the time of preparation.

Section 2.2 Manner of Preparation. Unless otherwise required by law, all Tax Returns of or that include any PLG Entity or that otherwise reflect Shared Taxes for any Pre-Closing Period shall be prepared in a manner that is consistent with past practices of Colt and its Subsidiaries (including the PLG Entities, the Shared Entities and the Colt Entities) in filing their Tax Returns.

Section 2.3 Obligation to Remit Taxes. Except as otherwise provided herein, Colt and Buyer each shall remit or cause to be remitted to the applicable Taxing Authority any Taxes due in respect of any Tax Return that it is required to file hereunder (or, in the case of a Tax for which no Tax Return is required to be filed, which is otherwise payable by it or its Subsidiaries to any Taxing Authority) and shall be entitled to reimbursement for such payments to the extent provided herein; provided, however, that in the case of any Tax Return, the Party not required to file such Tax Return shall remit to the Party required to file such Tax Return in immediately available funds the amount of any Taxes reflected on such Tax Return for which the former Party is responsible hereunder at least two (2) Business Days before payment of the relevant amount is due to a Taxing Authority.

Section 2.4 Allocation of and Indemnification for Taxes.

(a) Indemnification by Colt. Colt shall pay or cause to be paid, shall be responsible for, and shall indemnify and hold harmless Buyer and the PLG Entities from and against, (i) the Colt Pre-Closing Taxes, (ii) the Parent’s Pro Rata Portion of all Transfer Taxes and (iii) all Taxes of Colt and any of its Subsidiaries for any Post-Closing Period.

(b) Indemnification by Stride Rite and Buyer. Stride Rite, the PLG Subsidiaries and Buyer shall pay or cause to be paid, shall be responsible for, and shall indemnify and hold harmless Colt and the other Colt Entities from and against, (i) the PLG Pre-Closing Taxes, (ii) the Buyer’s Pro Rata Portion of all Transfer Taxes and (iii) all Taxes of Buyer and any of its Subsidiaries (including the PLG Entities) and the PLG Business for any Post-Closing Period.

(c) Straddle Period Taxes. In the case of Taxes (other than Exchange Taxes) that are attributable to a Straddle Period, such Taxes shall be allocated between the portion of the Straddle Period that is a Pre-Closing Period and the portion of the Straddle Period that is a Post-Closing Period based on a Closing-of-the-Books Method.

Section 2.5 Refunds. Except as provided in Section 2.6, Refunds of Taxes for a Pre-Closing Period shall be allocated as follows:

(a) Shared Taxes. Refunds of any Shared Taxes shall be allocated in the same proportion as liability for such Shared Taxes is allocated under Section 2.4.

(b) Separate Entity Taxes. Colt and its Subsidiaries shall be entitled to any refunds of Colt Separate Entity Taxes. Buyer, Stride Rite and the PLG Subsidiaries shall be entitled to any refunds of PLG Separate Entity Taxes.

(c) Straddle Period Refunds. Refunds for any Straddle Period shall be equitably apportioned between Colt, on the one hand, and Buyer and Stride Rite, on the other hand, in accordance with the provisions of this Agreement governing such periods.

(d) Payment of Refunds. A Party receiving a refund to which the other Party is entitled pursuant to this Agreement shall pay the amount to which such other Party is entitled within five (5) Business Days after the receipt of the refund.

Section 2.6 Carrybacks.

(a) Waiver of Carrybacks. To the extent permitted by law, the PLG Entities shall elect to forego a carryback of any net operating losses, capital losses, credits or other Tax attributes (including the election under Section 172(b)(3) of the Code) from any Post-Closing Period to any Pre-Closing Period. If and to the extent that a PLG Entity is not permitted by applicable law to forego such a carryback and requests in writing that Colt obtain a refund with respect to such carryback, then (a) Colt shall use commercially reasonable efforts to obtain a refund of Tax with respect to such carryback (including by filing an amended Tax Return) and (b) to the extent that Colt receives a refund of Taxes (including interest received thereon) attributable to such carryback, Colt shall pay such refund to Buyer. Colt shall be entitled to reduce the amount of any such refund for its reasonable costs and expenses incurred in connection with such refund, including any Taxes imposed on the accrual or receipt of such refund or interest thereon.

(b) Colt Carrybacks; Excluded Expenses. Notwithstanding anything to the contrary herein, Colt shall be entitled to refunds of Tax (or other Tax Benefits) arising as a result of (i) any carryback of any net operating losses, capital losses, credits or other Tax attributes (including the election under Section 172(b)(3) of the Code) of a Colt Entity from any Post-Closing Period to any Pre-Closing Period or (ii) the accrual or payment of the Excluded Expenses.

Section 2.7 Amended Returns. Except as required by applicable Law, neither Party shall have the right to amend any Tax Return without the consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed, if such amendment would give rise to an indemnification obligation on the part of the other Party pursuant to Section 2.4.

Section 2.8 Dispute Resolution. The Parties shall attempt in good faith to resolve any disagreement arising with respect to this Agreement, including any dispute in connection with a claim by a third party (a “Dispute”). Either Party may give the other Party written notice of any Dispute not resolved in the normal course of business. If the Parties cannot agree within ten (10) Business Days following the date on which one Party gives such notice (the “Dispute Date”), then the Dispute shall be determined as follows: within twenty (20) Business Days of the Dispute Date, Colt and Buyer shall each appoint one arbitrator. The two arbitrators so appointed shall appoint a third arbitrator within thirty (30) Business Days of the Dispute Date.

If either Party shall fail to appoint an arbitrator within such twenty (20) Business Day period, the arbitration shall be conducted by the sole arbitrator appointed by the other Party. Whether selected by Colt, Buyer or otherwise, each arbitrator selected to resolve such dispute shall be a tax lawyer who is generally recognized in the tax community as a qualified and competent tax practitioner with experience in the tax area involved. Such arbitrators shall be empowered to resolve the Dispute, including by engaging nationally recognized accounting and other experts. The aggregate expenses of the arbitrators (or the sole arbitrator) shall be shared based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party, as determined by such arbitrator(s). The decision of the arbitrator(s) shall be rendered no later than ninety (90) Business Days from the Dispute Date and shall be final.

ARTICLE III

COVENANTS

Section 3.1 Section 338 Elections. Without the written consent of Colt (which consent may be withheld in Colt’s sole discretion), Buyer shall not make any election under Section 338 of the Code with respect to its acquisition of Stride Rite, Stride Rite Canada or any other PLG Entity.

Section 3.2 Actions on the Closing Date after the Closing. Except as expressly provided in the Merger Agreement, the Carveout Transaction Agreement or this Agreement, no party shall take any action on the Closing Date after the Closing out of the ordinary course of business that could affect the Tax Liability of any other Party hereunder.

Section 3.3 Purchase Price Allocation. The amount of the Purchase Price shall be allocated among the PLG Entities (for the avoidance of doubt, including Stride Rite Canada), as shown on Schedule 2. Such amount that is allocated to (x) any PLG Subsidiary that is treated as a disregarded entity for United States federal income tax purposes and (y) Stride Rite Canada (and any other relevant items) shall be further allocated among the assets of each such entity in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and/or, in the case of Stride Rite Canada, in accordance with applicable provisions of Canadian Tax Law) in accordance with the principles set forth on Schedule 2 hereto. Unless otherwise required by a Final Determination, the Parties agree to take no position inconsistent with such allocation on any Tax Return or before any Taxing Authority.

Section 3.4 Consolidated Return Basis Election. If, after taking into account any applicable mandatory or permissive (including elective) adjustments to the basis of the stock of Stride Rite other than the elective basis reduction described in Treasury Regulation Section 1.1502-36(d)(6)(i)(A), any member of the Colt Federal Group recognizes a capital loss upon the sale of any stock of Stride Rite to Buyer, then Colt shall make an election pursuant to Treasury Regulation Section 1.1502-36(e)(5)(viii) in a form reasonably acceptable to both Colt and Buyer to reduce such member’s tax basis in such stock in an amount equal to the Buyer’s Pro Rata Portion of the Net SRC Loss. For purposes of this paragraph, the “Net SRC Loss” shall mean the lesser of (i) the “attribute reduction amount”, if any, within the meaning of Treasury Regulation Section 1.1502-36(d)(3), arising on the sale of the stock of Stride Rite to Buyer that, in the absence of an election under Treasury Regulation Section 1.1502-36(d)(6)(i)(A), would reduce Underlying Attributes of Stride Rite and its Subsidiaries and (ii) the net capital loss, if any, of the Colt Federal Group realized in its taxable year ending on and including the Closing Date (determined prior to the effect of any such election, and for the avoidance of doubt, including all income and gain realized in the Restructuring Transactions and the Carveout Transaction), to the extent that such capital loss is not carried back to an earlier taxable year of the Colt Federal Group or any member thereof. For this purpose, an Underlying Attribute is an attribute of Stride Rite or a Subsidiary described in Treasury Regulation Section 1.1502-36(d)(4).

ARTICLE IV

PAYMENTS

Section 4.1 Payments. Except as otherwise provided herein, payments due under this Agreement shall be made no later than ten (10) Business Days after (i) the receipt or crediting of a refund giving rise to such payment obligation, (ii) the realization of a Tax Benefit for which the other Party is entitled to reimbursement as determined in accordance with the definition thereof, or (iii) the delivery of notice of payment of a Tax for which the other Party is responsible under this Agreement, in each case by wire transfer of immediately available funds to an account designated by the Party entitled to such payment. Payments due hereunder, but not made within such period, shall be accompanied by simple interest at a rate equal to the Prime Rate plus five percent (5%) per annum, accruing from the first day after the end of such period.

Section 4.2 Treatment of Payments. The Parties agree that any payment made between the Parties pursuant to this Agreement, Section 1.12 of the Transition Services Agreement or the Carveout Transaction Agreement with respect to a Pre-Closing Period or as a result of an event or action occurring in a Pre-Closing Period (including payments pursuant to Section 2 and Section 7 of the Separation Agreement) shall be treated, to the extent permitted by law, for all Tax purposes as an adjustment to the purchase price for the shares of Stride Rite, except to the extent any such payment is required to be treated, by law, for Tax purposes, as an adjustment to the purchase price of the assets of Stride Rite Canada, the Other PLG Assets that are Fixed Assets or the Robeez International IP described on Schedule 2. If the receipt or accrual of any such payment that is an indemnification payment (including a payment pursuant to Section 2.4 of this Agreement or pursuant to Section 2 and Section 7 of the Separation Agreement) or any payment under Section 1.12 of the Transition Services Agreement, results in Taxable income (including an increase in the amount of any gain or other income realized in the Restructuring Transactions or the Carveout Transaction) to the recipient thereof, such payment shall be increased so that, after the payment of any Taxes with respect to the payment, the recipient thereof shall have realized the same net amount it would have realized had the payment not resulted in Taxable income. To the extent that any Party is liable for Taxes for which the other Party is responsible hereunder and such liability for Taxes gives rise to a Tax Benefit to the former Party, the amount of any payment made to the former Party by the latter Party shall be decreased by taking into account any resulting reduction in Taxes of the former Party. If a reduction in Taxes of the former Party occurs in a Taxable period following the period in which the payment is made by the latter Party, the former Party shall promptly repay the latter Party the amount of such reduction when actually realized.

Section 4.3 Notice. The Parties shall give each other prompt written notice of any payment that may be due to the provider of such notice under this Agreement.

ARTICLE V

TAX CONTESTS

Section 5.1 Notice of Tax Contests. Buyer shall promptly notify Colt in writing upon receipt by Buyer or any PLG Entity of a written communication from any Taxing Authority with respect to any pending or threatened audit, dispute, suit, action, proposed assessment or other proceeding (a “Tax Contest”) concerning any Tax Return or otherwise concerning Taxes for which Colt may be liable under this Agreement. Colt shall promptly notify Buyer in writing upon receipt by Colt or any of its Subsidiaries of a written communication from any Taxing Authority with respect to any Tax Contest concerning any Tax Return or otherwise concerning Taxes for which Buyer or Stride Rite may be liable under this Agreement.

Section 5.2 Control of Contest by Colt. Colt shall have the sole responsibility and control over the handling of any Tax Contest, including the exclusive right to communicate with agents of the Taxing Authority, involving any Colt Separate Entity Tax.

Section 5.3 Control of Contest by Buyer. Buyer shall have the sole responsibility and control over the handling of any Tax Contest, including the exclusive right to communicate with agents of the Taxing Authority, involving any PLG Separate Entity Tax.

Section 5.4 Joint Control of Certain Tax Contests. Colt and Buyer shall jointly control, and shall cooperate in good faith in the conduct of, any Tax Contest involving Shared Taxes. If either Colt or Buyer fails to jointly defend any such Tax Contest, then the other Party shall solely defend such Tax Contest and the Party failing to jointly defend shall use reasonable best efforts to cooperate with the other Party in its defense of such Tax Contest. No Party shall settle or concede any such Tax Contest without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned. Colt shall bear fifty percent (50%) and Buyer shall bear fifty percent (50%) of the fees and expenses of Colt incurred in connection with the defense of any such Tax Contest.

ARTICLE VI

COOPERATION

Section 6.1 General. Each Party shall, and shall cause all of such Party’s Subsidiaries and, to the extent capable of so doing, Affiliates to, fully cooperate with the other Party in connection with the preparation and filing of any Tax Return or the conduct of any Tax Contest (including, where appropriate or necessary, providing a power of attorney) concerning any issues or any other matter contemplated under this Agreement. Each Party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

Section 6.2 Consistent Treatment. Unless otherwise required by a Final Determination, the Parties agree to treat the Restructuring Transactions and the Carveout Transaction as transactions occurring on or prior to the Closing Date and that are not properly allocable to the day after the Closing Date under Treasury Regulation Section 1.1502-76(b)(1)(ii)(B).

ARTICLE VII

RETENTION OF RECORDS; ACCESS

Section 7.1 Retention of Records; Access. The Parties shall (a) retain records, documents, accounting data, and other information (including computer data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of either Colt and its Subsidiaries or Stride Rite and the PLG Subsidiaries for any Taxable period, or for any Tax Contests relating to such Tax Returns, and (b) give to the other Party reasonable access to such records, documents, accounting data, and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for the purpose of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of a Party under this Agreement or for purposes of the preparation or filing of any such Tax Return, the conduct of any Tax Contest or any other matter reasonably and in good faith related to the Tax affairs of the requesting Party. At any time after the Closing Date that Colt or any of its Subsidiaries proposes to destroy such material or information, Colt shall first notify Buyer in writing and Buyer shall be entitled to receive such materials or information proposed to be destroyed. At any time after the Closing Date that Buyer or any of its Subsidiaries proposes to destroy such material or information, Buyer shall first notify Colt in writing and Colt shall be entitled to receive such materials or information proposed to be destroyed.

Section 7.2 Confidentiality; Ownership of Information; Privileged Information. The provisions of the Confidentiality Agreement relating to confidentiality of information, ownership of information, privileged information, and related matters shall apply with equal force to any records and information prepared and shared by and among the Parties in carrying out the intent of this Agreement.

Section 7.3 Continuation of Retention of Information, Access Obligations. The obligations set forth in Sections 7.1 and 7.2 shall continue until the longer of (a) the time of a Final Determination or (b) expiration of all applicable statutes of limitations to which the records and information relate. For purposes of the preceding sentence, each Party shall assume that no applicable statute of limitations has expired unless such Party has received notification or otherwise has actual knowledge that such statute of limitations has expired.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1 Complete Agreement; Construction. This Agreement shall constitute the entire agreement among the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

Section 8.2 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

Section 8.3 Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Closing Date.

Section 8.4 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile (with confirming copy sent by one of the other delivery methods specified herein), by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or when so received by facsimile or courier, or, if mailed, three (3) calendar days after the date of mailing, as follows:

If to Colt:	Collective Brands, Inc. 3231 S.E. 6th Avenue Topeka, KS 66607-2207 Facsimile: (785) 233-5171 Attn: Chief Financial Officer

with a copy to:

Golden Gate Private Equity, Inc.

One Embarcadero Center, 39th Floor

San Francisco, CA 94111

Attn: Josh Olshansky

Facsimile: (415) 983-2701

and

Blum Capital Partners

909 Montgomery Street

San Francisco, CA 94133

Attn: David Chung

Facsimile: (415) 283-0657

and

Kirkland & Ellis LLP

555 California Street, 27th Floor

San Francisco, CA 94104

Attn: Stephen Oetgen and Stephen Fraidin

Facsimile: (415) 439-1500

If to Buyer or Stride Rite:	Wolverine World Wide, Inc. 9341 Courtland Drive N.E. Rockford, MI 49351 Attn: Don Grimes Facsimile: (616) 866-5550

with a copy to:	Barnes & Thornburg LLP 171 Monroe Avenue, NW, Suite 1000 Grand Rapids, Michigan 49503 Attn: Tracey Larsen Facsimile: (616) 742-3999

or to such other address and with such other copies as any Party hereto shall notify the other Parties hereto (as provided above) from time to time.

Section 8.5 Waivers. The failure of any Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 8.6 Amendment and Modification. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

Section 8.7 Assignment; Successors and Assigns; No Third Party Rights. This Agreement may not be assigned by any Party hereto without the prior written consent of the other Parties hereto, and any attempted assignment shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall be for the sole benefit of the Parties hereto, and their respective successors and permitted assigns, and is not intended, nor shall be construed, to give any Person, other than the Parties hereto and their respective successors and permitted assigns, any legal or equitable right, benefit, remedy or claim hereunder.

Section 8.8 No Strict Construction. Colt, Buyer and Stride Rite each acknowledges that this Agreement has been prepared jointly by the Parties hereto and shall not be strictly construed against any Party hereto.

Section 8.9 Titles and Headings. The headings and table of contents in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 8.10 Exhibits and Schedules. The exhibits and schedules to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 8.11 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court for any district within such state for the purpose of any Action or judgment relating to or arising out of this Agreement or any of the transactions contemplated hereby and to the laying of venue in such court. Service of process in connection with any such Action may be served on each Party hereto by the same methods as are specified for the giving of notices under this Agreement. Each Party hereto irrevocably and unconditionally waives and agrees not to plead or claim any objection to the laying of venue of any such Action brought in such courts and irrevocably and unconditionally waives any claim that any such Action brought in any such court has been brought in an inconvenient forum.

Section 8.12 Severability. If any term, provisions, covenant, or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

COLLECTIVE BRANDS, INC.

By:
Name:
Title:

WOLVERINE WORLDWIDE, INC.

By:
Name:
Title:

THE STRIDE RITE CORPORATION

By:
Name:
Title:

SCHEDULE 1

Shared Entities

Collective Brands Trust II, a Chinese trust

Payless ShoeSource Distribution, Inc., a Kansas corporation

Payless ShoeSource Gold Value, Inc., a Kansas corporation

Payless ShoeSource International Serious Tecnicos E Impetoria de Calcados S/C LTDA, a Brazilian company

Payless NYC, a Kansas corporation

Shenzen Footwear Consulting Company, a Chinese trust

SCHEDULE 2

Purchase Price Allocation

Exhibit A

See attached.

Exhibit C

[Updated S&U]

Exhibit D

[Cash Schedule]